Exhibit 99.1

Oaktree Specialty Lending Corporation Announces First Fiscal Quarter 2018 Financial Results

LOS ANGELES, CA, February 8, 2018—Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended December 31, 2017.

First Fiscal Quarter 2018 Highlights

•	Total investment income of $33.9 million, or $0.24 per share;

•	Net investment income of $13.3 million, or $0.09 per share;

•	Net asset value per share as of December 31, 2017 of $5.81;

•	Originated $183.0 million of new investment commitments and received $196.4 million in connection with nine full repayments and exits of investments; and

•	Entered into a new secured revolving credit facility, increasing its total capacity to $600 million from $525 million and extending the reinvestment period and maturity date to November 29, 2020 and November 29, 2021, respectively.

Management Commentary

“Since we began managing Oaktree Specialty Lending in mid-October, we have been focused on repositioning the portfolio and optimizing our capital structure,” said Edgar Lee, Chief Executive Officer and Chief Investment Officer of Oaktree Specialty Lending. “We have made considerable progress, including identifying core investments that we intend to hold and developing a monetization strategy for investments that are non-core and we intend to exit. We also closed a new credit facility which expands our borrowing capacity and has attractive pricing and terms. While it is still early in the process, we believe we are on track to deliver attractive risk-adjusted returns to our stockholders over time.”

Portfolio and Investment Activity

As of December 31, 2017, the fair value of the investment portfolio was $1.4 billion and was comprised of investments in 122 companies. These included loans to 75 companies, eight public bond issuances, the investment in Senior Loan Fund JV I, LLC (“SLF JV I”) and equity investments in 66 companies, including in SLF JV I and 18 private equity funds. 28 of these equity investments were in companies in which Oaktree Specialty Lending also had a debt investment.

At fair value, 91.9% of the Company’s portfolio as of December 31, 2017 consisted of debt investments, including 56.8% of first lien loans, 19.1% of second lien loans and 16.0% of unsecured debt investments, including the debt investments in SLF JV I.

As of December 31, 2017, SLF JV I had $284.5 million in assets, including senior secured loans to 34 portfolio companies. The joint venture generated income of $2.8 million for Oaktree Specialty Lending during the first quarter.

The weighted average yield on the Company’s debt investments as of December 31, 2017, including the return on our mezzanine note investments in SLF JV I, was 9.0%.

As of December 31, 2017, $1.1 billion of the Company’s debt investments, or 82.4% of the total debt portfolio, at fair value, had floating interest rates.

During the quarter ended December 31, 2017, the Company originated $183.0 million of investment commitments, including investments in 13 new and one existing portfolio company, and funded $200.2 million of investments across new and existing portfolio companies.

During the quarter, the Company received $196.4 million from the full repayments and exits of nine investments, and $88.4 million from other paydowns and sales of investments.

Results of Operations

Total investment income for the quarter ended December 31, 2017 was $33.9 million, including $29.9 million of cash interest income from portfolio investments. Payment-in-kind (“PIK”) interest income, net of PIK collected in cash, represented 2.3% of total investment income for the quarter.

Net expenses for the quarter were $20.6 million, a decrease of $3.7 million from the quarter ended September 30, 2017. The decrease in net expenses was due primarily to a $3.2 million decline in interest expense as a result of the repayment of the SBA debentures during the three months ended September 30, 2017. Excluding interest expense, net expenses were $11.0 million, a decrease of $0.5 million, due primarily to a decrease in management fees, board of director fees and administrator, general and administrative expenses, partially offset by an increase in professional fees.

Net unrealized depreciation on the investment portfolio for the quarter was $43.5 million, which was primarily due to write-downs on three portfolio companies. Net realized loss for the quarter was $0.3 million.

Liquidity and Capital Resources

As of December 31, 2017, the Company had $45.8 million of cash and cash equivalents, total principal value of debt outstanding of $629.7 million, and $395.0 million of undrawn capacity on its credit facility, subject to borrowing base and other limitations. The weighted average interest rate on debt outstanding was 4.79% as of December 31, 2017.

As of December 31, 2017, the Company’s total leverage ratio was 0.77x debt-to-equity.

During the quarter ended December 31, 2017, the Company entered into a new secured syndicated revolving credit facility to, among other things, increase its total capacity under the facility to $600 million from $525 million and extend the reinvestment period and maturity date to November 29, 2020 and November 29, 2021, respectively, as compared to its prior credit facility. In addition, during the quarter, the Company repaid all outstanding borrowings ($29.5 million) under the credit facility with Sumitomo Mitsui Banking Corporation.

Dividend Declaration

The Board of Directors declared a quarterly dividend of $0.085 per share, payable on March 30, 2018 to stockholders of record on March 15, 2018.

Dividends are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Portfolio Asset Quality

As of December 31, 2017, there were eight investments on which the Company had stopped accruing cash and/or PIK interest or original issue discount (“OID”) income that, in the aggregate, represented 14.5% of the debt portfolio at cost and 3.2% at fair value.

($ in thousands)
Non-Accrual - Debt Investments	As of December 31, 2017	As of September 30, 2017
Non-Accrual Investments at Fair Value	$41,458	$67,015
Non-Accrual Investments/Total Investments at Fair Value	3.2%	4.7%

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	December 31, 2017 (unaudited)	September 30, 2017
ASSETS
Investments at fair value:
Control investments (cost December 31, 2017: $438,415; cost September 30, 2017: $444,826)	$297,534	$305,271
Affiliate investments (cost December 31, 2017: $33,397; cost September 30, 2017: $33,743)	36,469	36,983
Non-control/Non-affiliate investments (cost December 31, 2017: $1,204,629; cost September 30, 2017: $1,279,096)	1,081,401	1,199,501

Total investments at fair value (cost December 31, 2017: $1,676,441; cost September 30, 2017: $1,757,665)	1,415,404	1,541,755
Cash and cash equivalents	45,435	53,018
Restricted cash	319	6,895
Interest, dividends and fees receivable	9,082	6,892
Due from portfolio companies	5,368	5,670
Receivables from unsettled transactions	8,869	—
Deferred financing costs	6,443	1,304
Other assets	3,260	514

Total assets	$1,494,180	$1,616,048

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$3,490	$2,417
Base management fee and Part I incentive fee payable	6,286	6,750
Due to affiliate	1,534	1,815
Interest payable	6,547	3,167
Amounts payable to syndication partners	—	1
Director fees payable	176	184
Payables from unsettled transactions	33,465	58,691
Credit facilities payable	205,000	255,995
Unsecured notes payable (net of $4,432 and $4,737 of unamortized financing costs as of December 31, 2017 and September 30, 2017, respectively)	406,486	406,115
Secured borrowings at fair value (proceeds of $13,489 as of December 31, 2017 and September 30, 2017)	11,601	13,256

Total liabilities	674,585	748,391

Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 250,000 shares authorized; 140,961 shares issued and outstanding at December 31, 2017 and September 30, 2017	1,409	1,409
Additional paid-in-capital	1,579,278	1,579,278
Net unrealized depreciation on investments and secured borrowings	(259,149)	(215,677)
Net realized loss on investments and secured borrowings	(478,301)	(478,010)
Accumulated overdistributed net investment income	(23,642)	(19,343)

Total net assets (equivalent to $5.81 and $6.16 per common share at December 31, 2017 and September 30, 2017, respectively)	819,595	867,657

Total liabilities and net assets	$1,494,180	$1,616,048

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31, 2017	Three months ended September 30, 2017	Three months ended December 31, 2016
Interest income:
Control investments	$3,203	$3,126	$4,445
Affiliate investments	949	978	1,008
Non-control/Non-affiliate investments	25,565	26,935	38,301
Interest on cash and cash equivalents	221	313	119

Total interest income	29,938	31,352	43,873

PIK interest income:
Control investments	1,191	1,186	1,560
Affiliate investments	176	196	201
Non-control/Non-affiliate investments	500	746	1,076

Total PIK interest income	1,867	2,128	2,837

Fee income:
Control investments	120	315	309
Affiliate investments	4	12	482
Non-control/Non-affiliate investments	907	1,355	2,777

Total fee income	1,031	1,682	3,568

Dividend and other income:
Control investments	1,040	570	1,462
Non-control/Non-affiliate investments	—	—	20

Total dividend and other income	1,040	570	1,482

Total investment income	33,876	35,732	51,760

Expenses:
Base management fee	5,590	6,808	8,614
Part I incentive fee	830	—	4,063
Professional fees	2,898	1,964	1,064
Board of Directors fees	176	277	197
Interest expense	9,584	12,772	13,189
Administrator expense	494	660	531
General and administrative expenses	1,116	1,845	1,468
Loss on legal settlements	—	—	3

Total expenses	20,688	24,326	29,129
Fees waived	(134)	(58)	(61)
Insurance recoveries	—	—	(602)

Net expenses	20,554	24,268	28,466

Net investment income	13,322	11,464	23,294

Unrealized appreciation (depreciation) on investments:
Control investments	(1,326)	(83,359)	1,339
Affiliate investments	(168)	(73)	26
Non-control/Non-affiliate investments	(43,633)	(33,008)	(75,721)

Net unrealized depreciation on investments	(45,127)	(116,440)	(74,356)

Net unrealized (appreciation) depreciation on secured borrowings	1,655	—	(84)

Realized gain (loss) on investments and secured borrowings:
Control investments	—	(728)	(23,624)
Non-control/Non-affiliate investments	(291)	(19,765)	528

Net realized loss on investments and secured borrowings	(291)	(20,493)	(23,096)

Net decrease in net assets resulting from operations	$(30,441)	$(125,469)	$(74,242)

Net investment income per common share — basic	$0.09	$0.08	$0.16
Loss per common share — basic	$(0.22)	$(0.89)	$(0.52)
Weighted average common shares outstanding — basic	140,961	140,961	142,853
Net investment income per common share — diluted	$0.09	$0.08	$0.16
Loss per common share — diluted	$(0.22)	$(0.89)	$(0.52)
Weighted average common shares outstanding — diluted	140,961	140,961	142,853
Distributions per common share	$0.125	$0.125	$0.18

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its first fiscal quarter 2018 results today at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on February 8, 2018. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers), participant password “Oaktree Specialty Lending.” During the earnings conference call, Oaktree Specialty Lending intends to refer to an investor presentation that will be available on the Investors section of the Oaktree Specialty Lending website, www.oaktreespecialtylending.com. Alternatively, a live webcast of the conference call can be accessed through the Investors section of the Oaktree Specialty Lending website, www.oaktreespecialtylending.com. For those individuals unable to listen to the live broadcast of the conference call, a replay will be available for 30 days on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10115438, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The firm seeks to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The company is regulated as a business development company under the Investment Company Act of 1940, as amended. Oaktree Specialty Lending is managed by Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements may include statements as to: our future operating results and distribution projections; our business prospects and the prospects of our portfolio companies; and the impact of the investments that we expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in our annual report on Form 10-K. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or regulated investment companies; and other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com